Exhibit 1

FOR IMMEDIATE RELEASE

Agrium and PotashCorp Announce Receipt of Regulatory Approval in India

Saskatoon, Saskatchewan and Calgary, Alberta, October 18, 2017 – Potash Corporation of Saskatchewan Inc. (PotashCorp) (TSX and NYSE: POT) and Agrium Inc. (TSX and NYSE: AGU) today announced that India has approved their proposed merger of equals transaction.

An Indian appellate court has approved a settlement reached between the merger parties and the Competition Commission of India (“CCI”) and has directed the CCI to issue a clearance order. The CCI’s approval will be conditioned on the parties’ commitment to divest PotashCorp’s minority shareholdings in Arab Potash Company, Israel Chemicals, Ltd. and Sociedad Quimica y Minera de Chile S.A. within a period of 18 months from the issuance of the order. The companies are permitted to consummate the merger prior to the divestments.

The companies previously received unconditional clearance for the merger in Canada, Brazil and Russia. The regulatory review and approval process continues in the U.S. and China and the parties expect to close the transaction by the end of the fourth quarter of 2017.

Upon closing the merger transaction, the new company will be named Nutrien. As the largest global provider of crop inputs and services, Nutrien will play a critical role in “Feeding the Future” by helping growers to increase food production in a sustainable manner.

Additional information on the merger between Agrium and PotashCorp can be found at the following website http://www.worldclasscropinputsupplier.com/. Information about Agrium and PotashCorp can be found under their respective corporate profiles on SEDAR at www.sedar.com or on EDGAR at www.sec.gov, respective websites at www.agrium.com and www.potashcorp.com, or by contacting the representatives below.

About PotashCorp

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

About Agrium

Agrium Inc. is a major global producer and distributor of agricultural products, services and solutions. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of approximately eleven million tonnes and with significant competitive advantages across our product lines. Agrium supplies key products and services directly to growers, including crop nutrients, crop protection, seed, as well as agronomic and application services, thereby helping growers to meet the ever growing global demand for food and fibre. Agrium retail-distribution has an unmatched network of approximately 1,500 facilities and over 3,300 crop consultants who provide advice and products to our grower customers to help them increase their yields and returns on hundreds of different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders. For more information visit: www.agrium.com

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) under applicable securities laws. All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to: the completion of the proposed transaction and the expected completion date of the proposed transaction.

Forward-looking statements in this press release are based on certain key expectations and assumptions made by Agrium and PotashCorp, including expectations and assumptions concerning the time necessary to satisfy the conditions to the closing of the transaction, including the regulatory approvals in connection therewith and the nature and timing of expected remedies associated with such regulatory approvals. The anticipated closing date may change for a number of reasons, including due to the need for additional time to satisfy the conditions to the completion of the transaction, including the receipt of the regulatory approvals and/or execution of any remedies relating thereto. Although Agrium and PotashCorp believe that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because Agrium and PotashCorp can give no assurance that they will prove to be correct. Forward-looking statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this press release. Key risks and uncertainties include, but are not limited to: Agrium and PotashCorp being unable to satisfy conditions to closing of the proposed transaction, including receipt of regulatory approvals, at all or within the timeframe set out in this press release; changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; and other risk factors detailed from time to time in Agrium and PotashCorp reports filed with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission. The anticipated timeline for completion of the transaction may change for a number of reasons, including the need for additional time to satisfy the conditions to the completion of the transaction, including receipt of regulatory approvals in particular. As a result of the foregoing, readers should not place undue reliance on the forward-looking statements contained in this press release concerning the timing of the transaction.

Agrium and PotashCorp disclaim any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

Agrium Contacts

Investor/Media Relations:

Richard Downey

Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell

Director, Investor Relations

(403) 225-7437

aginvest@agrium.com

PotashCorp Contacts

Investors:

Denita Stann

Senior Vice President, Investor and Public Relations

(306) 933-8521

IR@potashcorp.com

Media:

Randy Burton

Director, Public Relations and Communications

(306) 933-8849